Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
Edward H. Myles, Vice President of Finance & CFO	(508) 580-1818 (T)

Pressure BioSciences, Inc. Selects UHY, LLP
as the Company’s Independent Registered Public Accounting Firm

West Bridgewater, MA, September 20, 2006 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced that it has selected UHY, LLP to be the Company's independent registered public accounting firm, effective immediately. UHY, LLP replaces Weinberg & Co., who served as the Company’s independent registered public accounting firm since 2003. The selection of a new auditing firm was not the result of any disagreement between the Company and its previous auditors on any matter of accounting practices or financial disclosure.

UHY, LLP was ranked the 15th largest professional services firm in the US, according to the 2006 Top 100 Accounting Firms in Accounting Today, and serves public companies and middle market and privately-owned companies in multiple industry segments.

Pressure BioSciences, Inc. selected UHY, LLP principally based on its depth of knowledge; experience in the middle market; and its local, national, and international presence. The firm has 16 offices in the United States and is an independent member of UHY International, which has over 150 offices in 50 countries.

With more than thirty years of experience, UHY, LLP is registered with the Public Company Accounting Oversight Board ("PCAOB") to perform audits of financial statements and internal controls of SEC registrants, and PBI is pleased to have engaged an audit firm that has such depth and experience to serve the Company's audit and compliance needs for the foreseeable future.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company’s intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, in the Company’s Annual Report on Form 10-KSB, as amended, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com